Exhibit 10.1

Confidential

CONFORMED COPY

Dated 30 November 2011

LEARNING TREE INTERNATIONAL LIMITED

and

EC ENGLISH LONDON LIMITED

Lease of

Third Floor, Euston House,

24 Eversholt Street,

London NW1

Contents

Clause		Page

1	Definitions and Interpretation	1

2	Demise and Rent	6

3	Tenant’s Covenants	6

4	Landlord’s Covenants	6

5	Default by Tenant	7

6	Miscellaneous	8

7	Sections 24-28 1954 Act	9

Schedule 1 The Property		10

Schedule 2 The Rights		11
	Part 1 - Rights granted in common	11
	Part 2 - Provisions applying to the Rights	11

Schedule 3 The Reservations		13
	Part 1 - The Reservations	13
	Part 2 - Provisions applying to the Reservations	13

Schedule 4 Title Matters		15

Schedule 5 Rent Review		16

Schedule 6 Insurance		19

Schedule 7 Tenant’s Covenants		21

Schedule 8 Landlord’s Covenants		30

Schedule 9 Services and Service Charge		31

Annexures:

1. Plan 1

2. Site Plan

LR1. Date of lease	30 November 2011

LR2. Title number(s)	LR2.1 Landlord’s title number(s) LR2.2 Other title numbers

LR3. Parties to this lease

Give full names and addresses of each of the parties. For UK incorporated companies and limited liability partnerships, also give the registered number including any prefix. For overseas companies, also give the territory of incorporation and, if appropriate, the registered number in the United Kingdom including any prefix.

Landlord

Learning Tree International Limited (Company No 01392643) whose registered office is at Leatherhead House, Station Road, Leatherhead, Surrey, United Kingdom KT22 7FG.

Tenant

EC English London Limited (Company No 03482623) whose registered office is at The Quorum, Barnwell Road, Cambridge CB5 8RE.

Other parties

LR4. Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. The Property described in schedule 1 of this Lease.

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2, omit or delete those Acts which do not apply to this lease.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None.

LR5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

From and including 9 December 2011 To and including 1 November 2018

LR7. Premium Specify the total premium, inclusive of any VAT where payable.	None.

LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

None.

LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

The easements referred to in part 1 of schedule 2.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements referred to in part 1 of schedule 3

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	None.

LR13. Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in schedule 4 to the Land Registration Rules 2003.

The Parties to this lease apply to enter the following standard form of restriction [against the title of the Property] or [against title number ] None.

LR14. Declaration of trust where there is more than one person comprising the Tenant

THE PARTICULARS

Property	Third Floor, Euston House, 24 Eversholt Street, London NW1 as further described in schedule 1.

Term	From the Term Commencement Date and expiry

Term Commencement Date	9 December 2011

Break Clause	No.

1954 Act	Excluded

Initial Annual Rent	£179,428 a year

Rent Commencement Date	9 June 2012

Rent Payment Dates	25 March, 24 June, 29 September and 25 December

Rent Review Date	7 April 2014

Rent Review Type	Open market upwards only

Interest Rate on late payment	3% above Base Rate

Interest Rate on late rent review	Base Rate

Permitted Use	High Class offices within Class B1(a) of the Town and country Planning (use Classes) Order 1987 or for such other purposes as the Tenant may from time to time request and the Landlord may approve (such approval not to be unreasonably withheld) or where EC English London Limited only is the tenant and with the Landlord’s prior written consent (not to be unreasonably withheld) for educational use with Class D1 of the Town and Country Planning (use Classes) Order 1987.

Assignment	Permitted with Consent

Underletting of Whole	Prohibited

Underletting of Part	Prohibited

Charging	Permitted with Consent

Service Charge Year	1 October to 30 September

Service Charge Percentage	A fair and reasonable proportion

Insurance Charge Percentage	A fair and reasonable proportion

THIS LEASE is made on the date and between the parties stated in the Land Registry Prescribed Clauses.

WITNESSES as follows:

1	Definitions and Interpretation

1.1	In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

1927 Act means the Landlord and Tenant Act 1927;

1954 Act means the Landlord and Tenant Act 1954;

1995 Act means the Landlord and Tenant (Covenants) Act 1995;

Additional Services means the services listed in paragraph 2 of schedule 9 as from time to time altered (if at all) under paragraph 6.2 of schedule 9;

Annual Rent means

(a)	up to but excluding the Rent Commencement Date a peppercorn (if demanded); and

(b)	from and including the Rent Commencement Date until but excluding 9 December 2013, £179,428 per annum; and

(c)	from and including 9 December 2013, £358,856 per annum as from time to time reviewed under schedule 5 or otherwise altered;

Assignment means the execution of a deed of transfer of this Lease or of any underlease granted under it in accordance with the provisions of paragraph 10 of schedule 7 whether or not that transfer is subsequently registered at the Land Registry and assign shall be construed accordingly;

Authority means any statutory, public, local or other authority or any court of law or any government department or any of their duly authorised officers;

Base Rate means the base lending rate from time to time of The Royal Bank of Scotland plc or such other major clearing bank as the Landlord may from time to time nominate or if that base lending rate cannot be ascertained then such other comparable rate as the Landlord may reasonably specify and where and whenever interest is payable at or by reference to the Base Rate or the Interest Rate it shall be calculated on a daily basis;

Basic Services means the Services listed in paragraph 1 of schedule 9 as from time to time altered (if at all) under paragraph 6.2 of schedule 9;

Building means the building and external areas known as Euston House, 24 Eversholt Street, London NW1 shown for identification purposes only edged in blue on the Site Plan and any or every part of that building and everything attached to it or used for its benefit;

CDM Regulations means the Construction (Design and Management) Regulations 2007;

Common Parts means all parts of the Building from time to time provided for the common use of more than one of the tenants or occupiers of the Building and their visitors including any of the following which fall within this definition: vehicular and pedestrian accesses, passages, stairways, circulation areas, lifts, escalators, landscaped areas, loading bays, fire escapes, toilet facilities, art features, canopies, signage, storage areas, refuse collection and disposal areas;

Community Infrastructure Levy means any charge, levy, tariff or tax imposed under Part 11 of the Planning Act 2008 (Community Infrastructure Levy) and any other levy, charge, tariff or tax of a similar nature imposed instead of or in addition to it from time to time;

Connected Person means any person, firm or company which is connected with the Tenant for the purposes of Section 839 Income and Corporation Taxes Act 1988;

Consent means an approval, permission, authority, licence or other relevant form of approbation given by the Landlord in writing;

Decorate means to carry out in a good and workmanlike manner and to a suitable standard in keeping with modern practice the preparation and decoration with good quality paint or other appropriate treatment or preservative and/or the cleaning, washing down, re-pointing and reinstating of all tiles and finishes of the Property and/or the papering and plastering of areas so decorated all to the Landlord’s reasonable satisfaction, and Decoration and Redecorate shall be construed accordingly;

Determination means the end of the Term however that occurs;

Enactment means any Act of Parliament and any European Union or other supranational legislation or decree having the force of law in the United Kingdom;

Energy Performance Certificate means a certificate which complies with the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007 or the Building Regulations 2010, and references to an Energy Performance Certificate include the relevant recommendation report;

Environmental Damage means any reduction in value of the Landlord’s interest in the Property or the Building or any damage to human health or the environment arising from the Property which would constitute a breach of any Legal Obligation or give rise to a civil claim for damages;

Estimated Service Charge means the Landlord’s proper estimate of the Service Charge which will be payable by the Tenant during a Service Charge Period;

Event of Default means any of the events listed in clause 5.2;

Group Company means any company of which the relevant company is a Subsidiary or which has the same Holding Company as the relevant company where Subsidiary and Holding Company have the meanings given to them by section 1159 Companies Act 2006;

Guarantor means any person from time to time guaranteeing the obligations of the Tenant under this Lease and, in the case of an individual, includes his personal representatives;

Hazardous Material means all and any material and/or substance known or reasonably believed to be harmful to or potentially harmful to human health, property or the environment and for that reason subject to statutory controls on production, use, storage or disposal;

Insurance Charge means the Insurance Percentage of the cost to the Landlord of effecting and maintaining the Insurance Policies including where relevant the cost of assessing any insured amounts and any sums payable to any Superior Landlord in respect of insurance maintained by it;

Insurance Percentage means a fair proportion as properly determined by the Landlord but which in the absence of special circumstances will be substantially the same as the proportion which the net internal area of the Property bears to the net internal area of all the Lettable Areas at the relevant time subject to adjustment under clause 6.13;

Insurance Policies means the insurance policy or policies maintained by the Landlord or any Superior Landlord in respect of the Building covering damage by Insured Risks, Loss of Rent, public liability and other matters;

Insured Risks means fire, storm, tempest, lightning, explosion, riot, civil commotion, malicious damage, impact, bursting or overflowing of water tanks, burst pipes, discharge from sprinklers, aircraft and other aerial devices or articles dropped from them (other than war risks) terrorist risks, flooding, earthquake, and such other risks as the Landlord or any Superior Landlord may from time to time require to be covered;

Insurers means the underwriters or insurance office of repute with whom the Insurance Policies are effected;

Interest Rate means three percent above Base Rate;

Landlord means the party so named in clause LR3 and includes the immediate reversioner to this Lease from time to time;

Land Registry Prescribed Clauses means the clauses numbered LR1 to LR13 (inclusive) at the front of this Lease and references to clauses with an ‘LR’ prefix shall be interpreted accordingly;

Lease means this lease and includes where relevant any deed of variation, licence, Consent or other document supplemental to or associated with this Lease;

Legal Obligation means any obligation from time to time created by any Enactment or Authority which relates to the Building or its use and includes without limitation obligations imposed by any Necessary Consent;

Lettable Area means a part of the Building designed or intended for letting or exclusive occupation (except in connection with the management of the Building), the boundaries of any Lettable Area being determined in the same manner as the boundaries of the Property under schedule 1;

Loss of Rent means loss of all Annual Rent and other income from the Building due to damage or destruction by any of the Insured Risks for a period of three years having regard to potential increases in that income as a result of lettings, rent reviews or other matters which may occur;

Managing Agent means any party from time to time appointed by the Landlord to manage the Building (who may be an employee of the Landlord);

Necessary Consents means planning permission and all other consents, licences, permissions and approvals whether of a public or private nature which shall be relevant in the context;

Open Market Rent has the meaning given in schedule 5;

Outgoings means all rates, taxes, charges, duties, assessments, impositions and outgoings of any nature which are at any time during the Term payable either by the owner or occupier of property and includes charges for Utilities rendered to or consumed by the relevant property (and any associated standing charges, meter or line rentals or hire charges) but excludes tax payable by the Landlord on the receipt of the Annual Rent or on any dealings with its reversion to this Lease and input VAT suffered by the Landlord in respect of the Building;

Particulars means the Particulars immediately following the Land Registry Prescribed Clauses at the beginning of this Lease;

Permitted Use has the meaning given in the Particulars;

Plan followed by a number means the relevant numbered plan attached to this Lease;

Plant means the apparatus, equipment and machinery from time to time in or on the Building including lifts, lift motors, hoists, generators, boilers, ducts, vents, pipes, cables and other items relating to air-conditioning, ventilation, heating, cooling, fire alarm, fire prevention or fire control, communication, security, the provision of hot and cold water, public address and closed circuit television systems, building management systems and window cleaning cradles or gantries;

President means the President from time to time of the Royal Institution of Chartered Surveyors or any person authorised at the relevant time to act on his behalf;

Property means the property stated in clause LR4 more particularly described in schedule 1 and references to the Property shall include reference to all additions and improvements made to it and to any part of it;

Regulations means any reasonable regulations from time to time made by the Landlord which the Landlord considers reasonably appropriate having regard to the principles of good estate management;

Rent means all sums reserved as rent by this Lease;

Rent Commencement Date has the meaning given in the Particulars;

Rent Payment Date has the meaning given in the Particulars;

Reservations means the rights excepted and reserved by this Lease and set out in schedule 3;

Retained Property means all parts of the Building except for the Property and the other Lettable Areas and includes without limitation the Common Parts, the Service Media, the foundations, roof, exterior and structure of the Building, the Plant (except where part of the Property or any Lettable Area) any external areas of the Building and any parts of the Building used for the management of the Building or the provision of services to it;

Rights means the rights granted by this Lease and set out in schedule 2;

Service Charge means the Service Charge Percentage of the Total Service Costs in any Service Charge Period;

Service Charge Account Date means 30 September in each year of the Term or such other date or dates in each year of the Term as the Landlord may by written notice to the Tenant stipulate and also the date of Determination;

Service Charge Percentage means a fair proportion as properly determined by the Landlord but which in the absence of special circumstances will be substantially the same as the proportion which the net internal area of the Property bears to the net internal area of all the Lettable Areas at the relevant time subject to adjustment under paragraph 6.1 of schedule 9;

Service Charge Period means the period commencing on the commencement of the Term and expiring on the first Service Charge Account Date and thereafter the period from and excluding one Service Charge Account Date up to and including the next Service Charge Account Date;

Service Charge Statement means the statement to be provided to the Tenant under paragraph 4.4 of schedule 9;

Service Costs means the costs set out in paragraph 3 of schedule 9;

Service Media means sewers, drains, pipes, wires, cables, ducts, gutters, fibres, and any other medium for the passage or transmission of Utilities and includes where relevant ancillary equipment and structures;

Services means the Basic Services and the Additional Services;

Sign includes any sign, hoarding, showcase, signboard, bill, plate, fascia, poster or advertisement;

Signboard means a common signboard to be provided by the Landlord in the common entrance hall of the Building;

Site Plan means the plan attached to this Lease and labelled Site Plan;

Superior Landlord means any party having an interest in the Property in reversion to the Superior Lease;

Superior Lease means any lease under which the Landlord holds the Building and includes any leases in reversion to that lease;

Tenant means the party so named in clause LR3 and includes its successors in title;

Term has the meaning given in the Particulars;

Term Commencement Date has the meaning given in the Particulars;

Title Matters means the matters set out in schedule 4;

Total Service Costs means the total of the Service Costs in any Service Charge Period;

Uninsurable Risk means a risk falling within the definition of Insured Risks in respect of which insurance is not available in the London insurance market or is only available on terms which the Landlord after consultation with the Tenant determines are unacceptable or only partly acceptable;

Utilities means soil, water, gas, electricity, air, smoke, light, steam, radio, television, communications, information or other matters;

VAT means value added tax chargeable in accordance with the VAT Act and includes any future tax of a like nature and all references to an option to tax by the Landlord under Part 1 of schedule 10 to the VAT Act shall be deemed to include any such option made by a company in the same VAT group as the Landlord;

VAT Act means the Value Added Tax Act 1994 as modified or re-enacted or both from time to time whether before or after the date of this Lease and any subordinate legislation made under it from time to time whether before or after the date of this Lease.

1.2	In this Lease unless the context otherwise requires:

1.2.1	words importing any gender include every gender;

1.2.2	words importing persons include an individual, company, corporation, firm, partnership, unincorporated association or body of persons, and any state, or governmental or local division or agency of a state;

1.2.3	references to clauses, schedules and annexures are references to the relevant clause in or schedule or annexure to this Lease;

1.2.4	reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule;

1.2.5	references in this Lease to any specified provision of this Lease are to this Lease or that provision as in force for the time being and as amended from time to time;

1.2.6	references, whether specific or general, to any Enactment or any provision of an Enactment shall include (i) any subordinate legislation made under it and (ii) any provision superseding or re-enacting it (whether with or without modifications);

1.2.7	where any obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that obligation and a notice or demand served on one of them shall be deemed to have been served on all of them;

1.2.8	any obligation on any party not to do or omit to do anything shall include an obligation not to allow that thing to be done or omitted to be done by any undertenant of that party or by any employee, servant, agent, invitee or licensee of that party or its undertenant;

1.2.9	where the Landlord or the Tenant covenant to do something they shall be deemed to fulfil that obligation if they procure that it is done;

1.2.10	any obligation on the Landlord or the Tenant under their respective obligations in this Lease shall continue notwithstanding determination insofar as it remains to be carried out;

1.2.11	the Plans, save insofar as they define the Property, are for identification only;

1.2.12	the contents table and the descriptive headings to clauses are inserted for convenience only, have no legal effect and shall be ignored in interpreting this Lease;

1.2.13	any Consent, approval or agreement which under this Lease is not to be unreasonably withheld shall not be unreasonably delayed either; and

1.2.14	the words and phrases other, including and in particular shall not limit the generality of the words preceding or succeeding them or be construed as limiting the succeeding words to the same class as the preceding words.

1.3	If and whenever the Landlord is itself a lessee of the Property:

1.3.1	wherever Consent is required under this Lease the approval of the Superior Landlord shall also be required to the extent required under the Superior Lease;

1.3.2	any Consent shall be subject to the need for the approval of the Superior Landlord where appropriate;

1.3.3	nothing in this Lease or in any Consent shall imply that the Superior Landlord’s approval will not be unreasonably withheld;

1.3.4	the Reservations are also reserved to the Superior Landlord; and

1.3.5	references to any right of (or covenant to permit) the Landlord to enter the Property shall extend to the Superior Landlord and to anyone authorised by it or otherwise entitled.

2	Demise and Rent

2.1	The Landlord demises the Property to the Tenant:

2.1.1	together with the Rights;

2.1.2	except and reserving to the Landlord the Reservations;

2.1.3	subject to the Title Matters;

2.1.4	to hold them to the Tenant for the Term;

2.1.5	paying during the Term by way of Rent:

(a)	the Annual Rent, which shall be paid yearly and proportionately for any part of a year by equal quarterly instalments in advance on the Rent Payment Dates, the first payment to be made on the Rent Commencement Date in respect of the period from that date to the next Rent Payment Date;

(b)	the Insurance Charge which shall be paid as stated in paragraph 2 of schedule 6;

(c)	the Service Charge which shall be paid as stated in schedule 9; and

(d)	any other sums which may become due from the Tenant to the Landlord under the provisions of this Lease.

3	Tenant’s Covenants

3.1	The Tenant covenants with the Landlord to observe and perform the covenants on its part set out in schedule 7 and any other covenants expressed to be given by it in this Lease.

4	Landlord’s Covenants

4.1	The Landlord covenants with the Tenant that (but not, in the case of Learning Tree International Limited only, so as to be liable after the Landlord has disposed of its interest in the Property) it shall observe and perform the covenants set out in schedule 8 and any other covenants expressed to be given by it in this Lease.

5	Default by Tenant

5.1	Without prejudice to any other rights of the Landlord the Landlord may (and notwithstanding the waiver of any previous right of re-entry) re-enter the Property if any Event of Default occurs and this Lease shall then determine but without prejudice to any right of action of the Landlord in respect of any previous breach by the Tenant of this Lease.

5.2	The Events of Default are:

5.2.1	the whole or part of the Rent remains unpaid twenty-one days after becoming due (whether demanded or not in the case of the Annual Rent); or

5.2.2	any of the Tenant’s covenants in this Lease are not materially performed or observed; or

5.2.3	the Tenant or any Guarantor:

(a)	stops payment or agrees to declare a moratorium or proposes or enters into any voluntary arrangement or other compromise or arrangement with its creditors generally or any class of its creditors;

(b)	has an encumbrancer take possession or exercise or attempt to exercise any power of sale of the whole or any part of its undertaking, property, assets or revenues;

(c)	is the subject of any judgment or order made against it which is not complied with within seven days or is the subject of any execution, distress, sequestration or other process levied upon or enforced against any part of its undertaking, property, assets or revenues; or

(d)	being a company or partnership:

(i)	is the subject of a petition presented or an order made or a resolution passed or analogous proceedings taken for the appointment of an administrator;

(ii)	is the subject of a petition presented or an order made or a resolution passed or analogous proceedings taken for winding up (save in the case of a voluntary winding up of a solvent company or partnership for the purpose of amalgamation or reconstruction which does not involve or arise out of insolvency or give rise to a reduction in capital);

(iii)	has a receiver, manager or administrative receiver appointed of the whole or any part of its undertaking, property, assets or revenues; or

(iv)	ceases to exist or is struck off the Register of Companies (or other relevant register in which it is required to be registered in order to prove its existence); or

(e)	being an individual is the subject of a bankruptcy petition or bankruptcy order; or

5.2.4	any event occurs or proceedings are taken with respect to the Tenant or any Guarantor in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in clause 5.2.3.

5.3	The Landlord shall not exercise its right of re-entry under clause 5.1 without giving prior written notice of its intention to all mortgagees who have registered a notice of charge with the Landlord.

5.4	If any of the Tenant’s covenants are not performed or observed and the breach is one which can be corrected by action taken by the Landlord then in addition to any other rights which the Landlord may have:

5.4.1	the Landlord may serve on the Tenant written notice specifying the breach in question;

5.4.2	the Tenant shall as soon as practicable after receipt of that notice and in any event within two months (or sooner in emergency) commence and proceed with all due speed to remedy the breach; and

5.4.3	if the Tenant fails to comply with clause 5.4.2 the Landlord may itself remedy the breach, entering the Property if necessary for this purpose, and all costs properly incurred by the Landlord in so doing shall be a debt from the Tenant to the Landlord which the Tenant shall pay on demand with interest on them at the Interest Rate from the date of demand to the date of payment.

6	Miscellaneous

6.1	Except to the extent that compensation may be payable by law notwithstanding any agreement to the contrary neither the Tenant nor any undertenant or any occupier of the Property at any time shall be entitled to any compensation under any Enactment upon Determination or upon leaving the Property.

6.2	Except to the extent that the Landlord may be liable under its covenants in schedule 8 or by law notwithstanding any agreement to the contrary the Landlord shall not be liable in any way to the Tenant or any undertenant or any servant agent licensee or invitee of the Tenant or any undertenant by reason of:

6.2.1	any act neglect, default or omission of any of the tenants or owners or occupiers of any adjoining or neighbouring property (whether within the Building or not) or of any representative or employee of the Landlord (unless acting within the scope of the express authority of the Landlord);

6.2.2	the defective working stoppage or breakage of or leakage or overflow from any Service Media or any of the Plant; or

6.2.3	the obstruction by others of the Common Parts or the areas over which rights are granted by this Lease.

6.3	Nothing in this Lease shall imply or warrant that the Property may lawfully be used for the Permitted Use and the Tenant acknowledges and admits that no such representation or warranty has ever been made by or on behalf of the Landlord.

6.4	The Landlord shall incur no liability to the Tenant or any undertenant or any predecessor in title of either of them by reason of any approval given to or inspection made of any drawings, plans, specifications or works prepared or carried out by or on behalf of any such party nor shall any such approval or inspection in any way relieve the Tenant from its obligations under this Lease.

6.5	Any notice, communication, demand or consent required or authorised to be given by this Lease shall be in writing:

6.5.1	any notice to be served on, or communication to be sent to, any party to this Lease shall be deemed to be properly served if sent by first class post, or delivered by hand during usual business hours to the registered office, or principal place of business of the relevant party, addressed to any director or the company secretary;

6.5.2	any such notice or communication to be sent to any party to this Agreement shall be deemed to have been received when delivered, if delivered by hand, or two working days after posting if sent by first class post.

6.6	Any dispute arising between the Tenant or any undertenant and any owner or occupier (other than the Landlord) of adjacent property owned (whether freehold or leasehold) by the Landlord as to any right or privilege or any party or other wall or otherwise shall (except where it relates to a matter of law) be determined on behalf of the Tenant or any undertenant by the Landlord or someone appointed by him and any such decision shall bind the Tenant or any undertenant who shall pay the cost of obtaining it.

6.7	This Lease is a new tenancy for the purposes of the 1995 Act.

6.8	For the purposes of the Contracts (Rights of Third Parties) Act 1999 this Lease is only enforceable by the parties to it and (if applicable) their respective successors in title.

6.9	If the Landlord and the Tenant agree in writing that the Tenant may defer payment of any sums due under this Lease then for the purposes of this Lease (and of Section 17 of the 1995 Act) those sums shall be deemed to be due for payment on the deferred date so agreed, and not on the earlier date on which they would, but for that agreement, have fallen due.

6.10	Each of the provisions of this Lease is severable from the others. If at any time one or more of such provisions becomes illegal, invalid or unenforceable, then the validity and enforceability of the remaining provisions of this Lease shall not be affected.

6.11	Only the immediate reversioner to this Lease from time to time shall be liable for the performance or non-performance of the Landlord’s covenants in this Lease, and any previous reversioner shall automatically be released from that liability on ceasing to be the immediate reversioner.

6.12	The benefit of any Tenant’s covenant which is expressed to be personal to shall automatically vest in the Landlord from time to time under this Lease without the need for express assignment.

6.13	If the Landlord reasonably so determines the Insurance Percentage shall be varied to such figures as the Landlord may reasonably specify in writing having regard to the previous method of calculation of such figures and to the fact that it is intended that if all Lettable Areas are let the Landlord shall be able to recover from its lessees the whole of the costs of insurance.

7	Sections 24-28 1954 Act

7.1	Pursuant to section 38(4A) of the 1954 Act the Landlord and the Tenant have agreed that the provisions of sections 24-28 (inclusive) of the 1954 Act are excluded in relation to this Lease.

7.2	The Tenant acknowledges that a duly executed notice in the form set out in schedule 1 to the Regulatory Reform (Business Tenancies) (England Wales) Order 2003 (2003 Order) was served on it by the Landlord in respect of this Lease less than 14 days before the date of this Lease, or if earlier, the date on which the Tenant became contractually bound to enter into this Lease, under and in accordance with section 38A(3)(b) of the 1954 Act.

7.3	The Tenant or a person authorised by the Tenant has before entering into this Lease made a Statutory Declaration in the form set out in paragraph 8 of schedule 2 to the 2003 Order in respect of this Lease under and in accordance with section 38A(3)(b) of the 1954 Act.

IN WITNESS of which this Lease has been executed by the parties as a Deed and delivered on the date stated in clause LR1

Schedule 1

The Property

That Lettable Area being the Property on the third floor of the Building which is shown edged red on Plan 1 and extends from the upper side of the floor slab immediately below that Lettable Area to the underside of the floor or roof slab immediately above that Property excluding:

(a)	the walls bounding the Property;

(b)	all load-bearing walls and pillars within the Property;

(c)	all structural floor slabs within the Property;

(d)	all Service Media and Plant within the Property which do not serve the Property exclusively; and

(e)	all windows within the Property

but including:

(i)	the plaster, paint, paper and other interior finishes on the inner sides of the walls bounding the property and on all faces of all load-bearing walls and pillars wholly within the Property;

(ii)	all ceilings and other finishes applied to the floor or roof slab immediately above the Property and to any floor slab within the Property;

(iii)	all floors floor screeds and other finishes applied to the floor slab immediately below the Property and to any floor slab within the Property;

(iv)	all doors to the Property;

(v)	the whole of all non-load-bearing walls or partitions wholly within the Property; and

(vi)	one half in thickness of all walls (if any) bounding the Property and indicated as party walls on Plan 1; and

(vii)	all Service Media and Plant within the Property and which serve the Property exclusively.

Schedule 2

The Rights

Part 1 - Rights granted in common

The right, in common with the Landlord and all others for the time being authorised by the Landlord or otherwise entitled, for the Tenant or permitted occupier of the Property:

(a)	to connect to and use all Service Media and Plant from time to time serving the Property or provided for the benefit of the Property (but without any right of access to areas outside the Property for this purpose); and

(b)	to pass and repass over the Common Parts and otherwise to use the Common Parts for the purposes which they are designed; and

(c)	of support and protection for the property from the remainder of the Building;

(d)	to use the fire escapes and emergency escape routes of the Building in the event of fire or other emergency;

(e)	to display the name of the Tenant of the Property on the signboard and subject to the Landlord’s prior approval not to be unreasonably withheld or delayed to display the name of the Tenant on a board on the exterior of the Building in a format similar to that of the board on the exterior of the Building which displays the Landlord’s name; and

(f)	to install and maintain such plant including aerials, satellite dishes, data receiving equipment and communications equipment as is reasonably necessary for the conduct of the Tenant’s business on the roof of the Building in such location as the Landlord shall first approve together with associated service media to serve the Property PROVIDED THAT this right shall be conditional upon the Tenant first complying with paragraphs 6.2, 6.4 and 6.5 of schedule 7, obtaining all Necessary Consents and the consent of the Superior Landlord if required.

Part 2 - Provisions applying to the Rights

1	Rights attached to Property

The Rights are granted for the Tenant and any permitted undertenant or permitted occupier of the Property in connection with the use and enjoyment of the Property and may not be assigned separately from this Lease nor may the Tenant grant any of the Rights or permit them to be exercised by anyone other than a permitted subtenant or occupier of the Property or (where appropriate) visitors to the Property.

2	Rights granted in common unless stated otherwise

The Rights are exercisable in common with the Landlord and all others for the time being authorised by the Landlord or otherwise entitled to exercise them.

3	Diversion and interruption

3.1	The Rights may be temporarily interrupted, suspended, diverted or varied for the purposes of any works of maintenance, repair or alteration provided that the Landlord shall use all reasonable endeavours to minimise any such interruption and restore the relevant Right as soon as reasonably practicable.

3.2	The Landlord shall be entitled to make alterations to the Common Parts or to alter renew or replace any Plant and to obstruct the Common Parts while doing so but shall in so doing ensure that reasonable access to the Property or reasonable alternative access to the Property is always available and that following the alterations the Property enjoys amenities substantially the same as, or better than, those enjoyed before.

4	Access to other parts of the Building

4.1	Insofar as the Rights include a right of access to other parts of the Building, it is only to the Common Parts and does not extend to any Lettable Areas or areas over which exclusive rights may have been granted to other lessees or occupiers of the Building.

4.2	All Rights of access to the Building are granted subject to compliance by those exercising them with the Landlord’s reasonable security requirements from time to time and with the Regulations.

4.3	Any Right to carry out works or make inspections outside the Property includes a right of access to the relevant areas and Common Parts with or without workmen and any necessary plant, equipment and materials and is granted on condition that the Tenant or the person exercising the Right shall:

4.3.1	give the Landlord reasonable notice that the right is to be exercised (except in an emergency, when no notice need be given);

4.3.2	only exercise it at times and in accordance with a programme approved by the Landlord, approval not to be unreasonably withheld (except in an emergency, when it can be exercised at any time);

4.3.3	do so only when it would not be reasonably practicable to achieve the intended purpose without entry;

4.3.4	carry out the work as quickly as reasonably possible and so as to cause as little inconvenience as practicable to the Landlord and any other occupiers of any part of the Building and comply with any reasonable requirements of the Landlord for that purpose; and

4.3.5	make good, as soon as practicable and to the reasonable satisfaction of the Landlord, any damage caused to the Building.

5	No implied rights

5.1	Except as expressly granted by this schedule, the Tenant shall not be or become entitled to any easement, right, quasi-easement or quasi-right and any such amenity enjoyed by the Tenant shall be so enjoyed with the consent of the Landlord and not as of right and section 62 of the Law of Property Act 1925 does not apply to this Lease.

5.2	This Lease does not pass to the Tenant the benefit of or the right to enforce any covenants which now benefit or which may in the future benefit the reversion to this Lease, and the Landlord shall be entitled in its sole discretion to waive, vary or release any such covenants.

Schedule 3

The Reservations

Part 1 - The Reservations

The rights for the Landlord and all others from time to time authorised by the Landlord or otherwise entitled and without any liability to pay compensation:

1	to carry out works to the Building or to any other property and to use them in whatever manner may be desired and to consent to others doing so whether or not in each case the access of light or air to the Property from time to time enjoyed by it shall be affected in any way (save for any rights specifically granted by schedule 2) PROVIDED THAT the Tenant’s use and enjoyment of the Property shall not be materially adversely affected and where necessary and suitable alternative access is provided;

2	to connect to and use all Service Media and Plant within or forming part of the Property;

3	upon reasonable prior written notice to the Tenant (except in emergency when no notice need be given) to enter and remain on the Property with or without tools, appliances, scaffolding and materials for the purposes of:

(a)	inspecting, repairing, renewing, reinstalling, cleaning, maintaining, removing or connecting up to any Service Media or Plant; or

(b)	inspecting, cleaning, altering, repairing, maintaining, renewing, demolishing or rebuilding any adjoining or adjacent property or any other things used in common; or

(c)	inspecting the state and condition of the Property; or

(d)	carrying out works under paragraphs 5.4 or 11.4 of schedule 7; or

(e)	complying with the Landlord’s obligations under this Lease or with any other Legal Obligation of the Landlord,

the person entering causing as little damage and inconvenience as reasonably possible and making good at its expense any damage caused to the Property by such entry including damage caused to any Tenant’s fixtures and fittings; and

4	to oversail the airspace of the Property with cranes (which are not themselves positioned on the Property) subject to the person exercising this right indemnifying the occupiers of the Property from time to time against death or injury to persons and damage to property which may result from that oversailing.

Part 2 - Provisions applying to the Reservations

1	Benefit of Reservations

1.1	The Reservations are reserved to the Landlord and all others from time to time authorised by the Landlord or otherwise entitled to them.

2	Access to the Property

2.1	In exercising any Reservation permitting access to the Property the Landlord or the person exercising the Reservation shall:

2.1.1	give the Tenant or occupier prior reasonable notice in writing that the Reservation is to be exercised (except in an emergency, when no notice need be given);

2.1.2	only enter the Property if it would not be reasonably practicable to achieve the intended purpose without entry;

2.1.3	carry out the work as quickly as reasonably possible and so as to cause as little inconvenience as practicable to the Tenant and any other occupiers of the Property and comply with any reasonable requirements of the Landlord for that purpose; and

2.1.4	make good at their own cost, as soon as practicable and to the reasonable satisfaction of the Tenant, any damage caused to the Property including damage caused to any Tenant’s fixtures and fittings.

Schedule 4

Title Matters

1	The entries on the Property and Charges Registers of Land Registry title number NGL771030 insofar as they relate to the Property as at 21 July 2011;

2	The easements rights covenants and other matters contained or referred to in the Wayleave Agreement dated 20 March 2001 made between (1) The Prudential Assurance Company Limited (2) The Landlord and (3) Cable Camden Limited

3	All easements rights covenants and other matters affecting the Property including any unregistered interests which fall within section 11(4)(c) or Schedules 3 or 12 of the Land Registration Act 2002.

4	Any registered interests which fall within any of the paragraphs of Schedule 1 of the Land Registration Act 2002 and any interests which fall within section 11(4)(c) of the Land Registration Act 2002.

5	Such registered interests as may affect the Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the Land Registration Act 2002.

Schedule 5

Rent Review

1	Definitions

In this Lease except where the context otherwise requires the following expressions have the following meanings

Assumptions means the assumptions that:

(a)	there has been a reasonable period in which to negotiate the terms of the letting taking into account the nature of the Property and the state of the market;

(b)	no account will be taken of any additional rent which might be offered by a prospective tenant with a special interest;

(c)	all the covenants contained in this Lease have been complied with except where the Landlord is in persistent material breach of its obligations under this Lease;

(d)	if the Property or the Building or any access or essential services to them have been destroyed or damaged they have been fully restored;

(e)	the Property complies with all Legal Obligations and may lawfully be used for the purpose permitted by this Lease;

(f)	the Property is fit for occupation and fitting out;

(g)	the willing tenant has received the benefit of any rent free or reduced rent period or other inducement which it might then be the practice in the open market for a willing landlord to allow or make to a willing tenant for fitting out the Property;

Disregards means the following:

(a)	any effect on rent of the fact that the Tenant, any undertenant or any of their respective predecessors in title has been or is in occupation of the Property;

(b)	any goodwill attached to the Property by reason of the carrying on of the business of the Tenant any undertenant or their respective predecessors in title;

(c)	any effect on rent of any improvement to the Property which:

(i)	was carried out by and at the expense of the Tenant or a permitted undertenant or any of their respective predecessors in title;

(ii)	was not carried out pursuant to an obligation to the Landlord or its predecessors in title;

(iii)	was carried out with Consent where required under this Lease;

(iv)	was carried out and completed during the Term or during any period of occupation before the start of the Term; and

(v)	in respect of which the Landlord will not contractually or otherwise be liable to reimburse or compensate the Tenant;

(d)	any actual or potential obligation on the Tenant or any undertenant to reinstate alterations or additions to the Property; and

(e)	any temporary works of construction, demolition, alteration or repair being carried out at or near the Building.

Open Market Rent means the rent which might reasonably be expected to be paid (after the expiry or payment of any Rent Allowance, so that no reduction or discount shall be made to reflect the absence of such Rent Allowance on the Review Date) by a willing tenant to a willing landlord for a letting of the whole of the Property in the open market on the terms of the Review Lease making the Assumptions but disregarding the Disregards;

Rent Allowance means any rent free period or period of reduced or concessionary rent or any capital payment or other inducement which might be given or allowed to the willing tenant or reasonably expected to be given or allowed to reflect the period reasonably required by the willing tenant to fit out the Property in accordance with open market practice current at the relevant Review Date;

Review Lease means a lease granted:

(a)	with vacant possession;

(b)	without a fine or premium;

(c)	for a term of years equal to the original term of this Lease commencing on the relevant Review Date;

(d)	upon the terms of this Lease except as to the amount of the Annual Rent but including provisions for rent review on the fifth anniversary of the hypothetical term commencement;

Rent Restrictions means any Enactment which restricts the right of the Landlord to review the Annual Rent or to recover any Rent under this Lease;

Rent Review Surveyor means the person appointed under paragraphs 3.2 or 3.5 of this schedule 5 to determine the Annual Rent at a Review Date;

Review Date means 7 April 2014 and in addition any date on which any Rent Restrictions in force on the Review Date are repealed or modified so as to be less restrictive;

Review Period means the period commencing on the Review Date and expiring on Determination.

2	Rent Review

On the Review Date the Annual Rent shall be reviewed in accordance with this schedule and the Annual Rent payable in respect of each Review Period shall be the higher of the Annual Rent payable immediately before the Review Date (ignoring for this purpose any rent cesser or reduction under paragraph 3 of schedule 6 then current) and the Open Market Rent on the Review Date.

3	Mechanics of Review

3.1	The Landlord and the Tenant shall seek to agree the amount of the Open Market Rent in respect of each Review Period but if they have not agreed it by the date three months before the relevant Review Date then either party may require the matter to be determined by the Rent Review Surveyor.

3.2	The Rent Review Surveyor shall be a professionally qualified chartered surveyor or valuer with not less than ten years experience of rent reviews of property similar to the Property and in a similar location who shall be previously agreed upon between the Landlord and the Tenant or (in the absence of such agreement prior to the date three months before the relevant Review Date) nominated on the application of either the Landlord or the Tenant or both of them jointly by the President, and in the event of a sole application by the Landlord or the Tenant the party making such application shall on the date of the application provide a copy thereof to the other party.

3.3	The Rent Review Surveyor shall act as an expert and he shall:

3.3.1	allow the parties a reasonable opportunity of making representations and counter-representations to him;

3.3.2	be entitled to require the parties to comply with a timetable established by him, and to disregard any representations made to him outside any time limits so established;

3.3.3	be entitled to take legal advice on any matter he may consider relevant to his appointment, the extent of his powers or duties or the review;

3.3.4	take those representations and counter-representations into account; and

3.3.5	if required by either party give written reasons for his determination.

3.4	The award of the Rent Review Surveyor shall be binding on the parties and the costs of the reference to him and of his determination (including his own fees and expenses and the legal and other costs of the parties) shall lie in his award (or if the Rent Review Surveyor makes no award, shall be shared equally between the Landlord and the Tenant). If the Tenant does not pay its part of the Rent Review Surveyor’s costs within ten Working Days of being notified by the Landlord or the Rent Review Surveyor that they are due, the Landlord may pay that part and the amount it pays shall be a debt of the Tenant due and payable on demand to the Landlord. The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

3.5	If the Rent Review Surveyor dies or becomes unwilling to act or becomes incapable of acting, the President may upon the application of either the Landlord or the Tenant or both of them jointly discharge him and appoint another Rent Review Surveyor to act in his place and in the same capacity and this shall be repeated as many times as the circumstances may require.

3.6	If for any reason the Open Market Rent is not agreed or determined until after the Review Date the Tenant shall continue to pay the Annual Rent at the rate applicable immediately before that date and on the day 7 days after the day on which the Open Market Rent is agreed or determined, the Tenant shall pay the amount of any increase for the period from and including the Review Date up to the Rent Payment Date following that agreement or determination together with interest on each part of that payment at Base Rate for the period on and from the date on which that part would have been payable had the Open Market Rent been agreed before the Review Date up to the date on which payment is due.

3.7	Within twenty-eight days of the Open Market Rent being agreed or determined a memorandum recording the increased Annual Rent (or the fact that there is no increase) shall be executed by the parties and attached to this Lease and the Counterpart (each party bearing their own costs in respect thereof) but that memorandum shall be regarded as evidential only and its absence shall not affect the liability of the Tenant to pay any increased Annual Rent.

3.8	Time is not of the essence in this schedule.

3.9	For the purpose of paragraphs 3.6 and 3.7, where the Open Market Rent is determined by the Rent Review Surveyor, it shall be deemed to have been determined on the date of the Rent Review Surveyor’s award or determination.

Schedule 6

Insurance

1	Landlord’s Insurance Obligations

1.1	The Landlord shall:

1.1.1	pay promptly to the Superior Landlord all sums relating to insurance required under the Superior Lease;

1.1.2	request from the Superior Landlord whenever reasonably or properly requested by the Tenant and to the extent permitted under the Superior Lease evidence of the terms of the Insurance Policies effected by the Superior Landlord and of payment of the last premium and shall pass on to the Tenant the evidence obtained from the Superior Landlord; and

1.1.3	pass on to the Tenant copies of all relevant communications about insurance for the Building received from the Insurers or the Superior Landlord or from any person on their behalf.

2	Tenant’s Insurance Obligations

2.1	The Tenant shall pay the Insurance Charge to the Landlord on written demand.

2.2	The Tenant shall pay to the Landlord on written demand the Percentage of any normal excess which the Landlord is required to bear under any Insurance Policy.

2.3	The Tenant shall:

2.3.1	not do or fail to do anything which shall or may cause any of the Insurance Policies to be void or voidable or increase the premiums payable under them;

2.3.2	not insure or maintain insurance of the Building or the Property against any of the Insured Risks;

2.3.3	notify the Landlord of the incidence of any Insured Risk or any other matter which ought reasonably to be notified to the Insurers forthwith upon becoming aware of the same;

2.3.4	pay on demand the whole of any increase in any premium arising from a breach of paragraph 2.3.1;

2.3.5	comply with all the conditions of the Insurance Policies and all requirements of the Insurers; and

2.3.6	notify the Landlord in writing of the value of any alterations, additions or improvements which the Tenant proposes to make before those works are commenced.

3	Rent Cesser

3.1	If the Building is damaged or destroyed by any of the Insured Risks or an Uninsurable Risk such that the Property is unfit for occupation and use or incapable of reasonable access then (unless paragraph 4 applies) the Annual Rent and the Service Charge or a fair proportion of them according to the nature and extent of the damage in question shall be suspended until the earlier of:

3.1.1	the expiration of the period insured for Loss of Rent; and

3.1.2	the date on which the Property is again fit for occupation and use or capable of reasonable access.

3.2	If paragraph 3.1 applies during any rent free period under this Lease then (unless paragraph 4 applies), such rent free period shall be suspended until the earlier of:

3.2.1	the expiration of the period insured for Loss of Rent; and

3.2.2	the date on which the Property is again fit for occupation and use or capable of reasonable access.

3.3	The suspension of Annual Rent or Service Charge under this Lease does not affect the Tenant’s liability to pay any Annual Rent or Service Charge which may have fallen due before the suspension starts.

4	Vitiation of Insurance

4.1	If the insurance money under any of the Insurance Policies is wholly or partly irrecoverable by reason of any act neglect or default of the Tenant or any undertenant or any predecessor in title of either of them or any employee, servant, agent, workman, licensee or invitee of any of them or where the sum insured is inadequate as a result of a breach by the Tenant of paragraph 2.3.6, then the Tenant will pay to the Landlord the irrecoverable amount or the amount of such shortfall as the case may be.

4.2	Subject to paragraph 4.4, payment under paragraph 4.1 shall be made on the later of the date of demand by the Landlord and the date on which such insurance money (or the relevant part of it) would have been claimable under the Insurance Policies had they not been wholly or partly vitiated.

4.3	In addition to any sum payable under paragraph 4.1 the Tenant shall pay interest at the Interest Rate on the relevant sum from the date on which that sum is due or if later the date of demand to the date of payment.

4.4	The Tenant will if required by the Landlord in writing make the payment due under paragraph 4.1 before the Landlord or the Superior Landlord become obliged to endeavour to obtain all Necessary Consents for reinstatement or to begin reinstatement.

5	Determination

5.1	If the Building is destroyed or damaged by any of the Insured Risks or an Uninsurable Risk such that the Property is unfit for occupation and use or incapable of reasonable access, and if the Property is not made fit for occupation and use or capable of reasonable access within three years after that destruction or damage occurs, then either the Landlord or the Tenant may by written notice to the other served at any time after that date (but before the Property is again fit for occupation and use) determine this Lease and if such notice is served:

5.1.1	this Lease shall forthwith determine but the Determination shall be without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other or to any obligation of the Tenant under paragraphs 2.2 or 4 of this schedule (and any sums payable under those paragraphs shall be paid on Determination if they have not already become payable); and

5.1.2	all moneys payable under the Insurance Policies or by the Tenant under paragraphs 2.2 or 4 of this schedule shall be paid to and belong to the Landlord absolutely.

6	Arbitration

6.1	Any dispute under paragraphs 3, 4 or 5 shall be determined by a sole arbitrator to be agreed upon by the Landlord and the Tenant or in default of agreement to be nominated at the request of either of them or both of them jointly by the President and in either case in accordance with the Arbitration Act 1996.

Schedule 7

Tenant’s Covenants

1	To pay Rent

1.1	To pay the Rent at the times and in the manner required by this Lease to such address as the Landlord may from time to time require and without deduction or set-off whether legal or equitable.

1.2	To pay the Annual Rent by BACS banker’s standing order or direct debit if required by the Landlord.

1.3	If the Annual Rent or any part of it is not paid in cleared funds on the date on which it is due or if any other part of the Rent is not paid within seven days after becoming due (whether or not demanded except where a demand is required by this Lease), the sum in question shall carry interest at the Interest Rate for the period from the date on which it became due until the date of actual payment and that interest shall be paid by the Tenant on demand.

1.4	If the Landlord (acting reasonably) refuses to accept Rent because an Event of Default or alleged Event of Default has occurred and the Landlord does not wish to waive its rights of re-entry, then such unpaid Rent shall nevertheless bear interest under paragraph 1.3 until the date the Rent in question is accepted.

2	To pay Outgoings

2.1	To pay and discharge all Outgoings relating to the Property at the times when they become due and perform and observe all regulations and requirements of the relevant supply companies or bodies in respect of the supply and consumption of Utilities at the Property.

2.2	If at any time the Property is not separately assessed for any Outgoings the Tenant shall pay to the Landlord on demand a fair and reasonable proportion of any assessment which includes the Property.

3	Repair and Decoration

3.1	To repair the Property and to keep it in good and substantial repair and condition and to the extent necessary to comply with such obligation to reinstate, rebuild or renew each part of it.

3.2	To keep all landlord’s fixtures and fittings and the Service Media and Plant in and exclusively serving the Property properly maintained and in good working order and condition and in doing so to employ reputable contractors to regularly inspect and service them and to renew or replace them or any part as and when necessary with new ones of at least equal type and quality.

3.3	To keep the Property Decorated to a high standard and to Redecorate it to a high standard not less than every five years and also in the three months preceding Determination (having on the last occasion first obtained Consent to the colour scheme which Consent shall not be unreasonably withheld or delayed) if changed from the existing neutral colour scheme.

3.4	Paragraphs 3.1, 3.2 and 3.3 shall not apply to the extent that any lack of repair or Decoration is caused by damage by an Insured Risk (unless paragraph 4 of schedule 6 applies) or an Uninsurable Risk.

3.5	To keep the Property in a clean and tidy condition.

3.6	To clean the inside of the glass of all windows at the Property as often as shall be reasonably necessary but in any event at least once in every month.

3.7	The Tenant shall give written notice to the Landlord without delay on becoming aware of:

3.7.1	any damage to or destruction of the Property or the Building; or

3.7.2	any defect or want of repair in the Building (including without limitation any relevant defect within the meaning of section 4 Defective Premises Act 1972) which the Landlord is liable to repair under this Lease or which the Landlord is or may be liable to repair under common law or by virtue of any Enactment.

4	Yielding up on Determination

4.1	On Determination the Tenant shall:

4.1.1	yield up the Property to the Landlord with vacant possession in open plan condition and in a state of repair condition and decoration which is consistent with the proper performance of the Tenant’s covenants in this Lease;

4.1.2	pay to the Landlord a capital sum in lieu of the replacement of the carpets at the Property equivalent to the reasonable and proper cost of replacing the carpets at the Property with carpets of equal quality to those which were installed at or around the commencement of the Term (which at that time cost in the region of £25 per square metre).

4.1.3	supply to the Landlord a copy of the Health and Safety File prepared for the purposes of the CDM Regulations relating to the Property.

4.2	Immediately before Determination (unless the Landlord acting reasonably advises in writing that reinstatement is not required) the Tenant shall reinstate all alterations, additions or improvements made to the Property at any time during the Term (or pursuant to any agreement for lease made before the start of the Term) and where this involves the disconnection of Plant or Service Media, the Tenant shall ensure that the disconnection is carried out properly and safely and that the Plant and Service Media are suitably sealed off or capped and left in a safe condition so as not to interfere with the continued functioning of the Plant or use of the Service Media elsewhere in the Building.

4.3	The Tenant shall make good any damage caused in complying with paragraph 4.2 and shall carry out all relevant works (including the making good of damage) to the reasonable satisfaction of the Landlord.

4.4	If on Determination the Tenant leaves any fixtures fittings or other items in the Property the Landlord may treat them as having been abandoned and may remove destroy or dispose of them as the Landlord wishes and the Tenant shall pay to the Landlord on written demand the proper cost of this with interest at the Interest Rate from the date of demand to the date of payment and indemnify the Landlord against any and all resulting liability.

4.5	On Determination, whether by effluxion of time or otherwise, the Tenant shall, if the Landlord requires immediately apply to the Land Registry for the title to this Lease to be closed and all entries in respect of it removed from the register, or:

4.5.1	co-operate with the Landlord in applying to the Land Registry for any registered title to this Lease to be closed and merged in the immediate reversion to it; and

4.5.2	deliver to the Landlord a discharge in appropriate form of all charges registered or noted on any such registered title; and

4.5.3	enter into any documents reasonably required by the Landlord to effect that closure; and

4.5.4	pay the costs of the above, unless this Lease has determined by effluxion of time.

5	Use

5.1	The Tenant shall not use the Property for any purpose except the Permitted Use.

5.2	The Tenant shall not use the Property for any purpose or activity which is illegal, immoral, noisy, noxious, dangerous or offensive or which may be or become a nuisance to or cause damage or interference to the Landlord or any other person or which might be harmful to the Property or the Building or which will result in the disapplication of the Landlord’s option to tax in respect of the Property under Part 1 of Schedule 10 to the VAT Act.

5.3	The Tenant shall not use the Property for the purpose of residing or sleeping nor for any sale by auction nor as a betting office.

5.4	The Tenant shall not enter into any covenant in favour of any person (other than the Landlord) nor require a covenant from any person the effect of which is to restrict the use of the Property further than it is already restricted by this Lease.

6	Alterations

6.1	The Tenant shall make no alteration addition or improvement to the Property or the Building whether structural or otherwise except as expressly permitted under this paragraph 6.

6.2	The Tenant may carry out alterations, additions or improvements to the Property which are wholly within the Property and which do not affect any part of the exterior or structure of the Building, or may carry out any work permitted by the Rights, where:

6.2.1	the Tenant has submitted to the Landlord detailed plans and specifications showing the works and obtained Consent to the works (which shall not be unreasonably withheld or delayed); and

6.2.2	the Tenant has given to the Landlord such covenants relating to the carrying out of the works as the Landlord may reasonably require.

6.3	The Tenant may without complying with paragraphs 6.2.1 and 6.2.2 but subject to complying with any other requirements of this Lease and subject to there being in the Landlord’s reasonable opinion no negative impact on the Building or the Service Media install internal demountable partitioning in the Property and subsequently alter or remove that partitioning.

6.4	In carrying out any works to the Property or the Building permitted by this Lease the Tenant shall:

6.4.1	comply in all respects with all Necessary Consents relating to those works;

6.4.2	comply with the requirements of the Insurers;

6.4.3	comply with the reasonable requirements of the Landlord and permit it to enter the Property for the purpose of inspecting the progress of those works;

6.4.4	not overload the Service Media or Plant;

6.4.5	not obstruct or impair the working of any air-conditioning or other service to the Property or the Building;

6.4.6	carry out the works in a good and workmanlike manner with good quality materials;

6.4.7	where any such works involve the fit-out of cellular offices or meeting rooms which abut the external elevation of the Building, ensure that any partitioning lines dovetail with the window mullions.

6.4.8	if required, after completion of the works, provide the Landlord with a set of the detailed plans and specifications showing the works as built;

6.4.9	not carry out any alteration to the Property which would, or may reasonably be expected to, have a materially adverse effect on the asset rating in any Energy Performance Certificate commissioned in respect of the Property or the Building;

6.4.10	provide the Landlord with a copy of any Energy Performance Certificate issued as a result of the alterations or other works within one month of it being issued; and

6.5	To the extent that any works undertaken by or on behalf of the Tenant fall within the scope of the CDM Regulations the Tenant:

6.5.1	warrants to the Landlord that it is the only client for such works; and

6.5.2	shall supply to the Landlord a copy of the Health and Safety File prepared for the purposes of the CDM Regulations within one month of the relevant works being completed.

7	Signs

7.1	The Tenant shall not fix or display in or on the Property any Sign which can be seen from outside the Property without first obtaining Consent (except as permitted by Part 1 of schedule 2) which shall not be unreasonably withheld or delayed.

7.2	The Landlord shall not unreasonably withhold or delay Consent under paragraph 7.1 to the Tenant placing on the entrance door to the Property a non-illuminated non-moving Sign specifying the name of the Tenant or any permitted undertenant or occupier and the business carried on at the Property.

8	Dealings with the Property generally

8.1	Unless expressly permitted under paragraph 8.4 or by a Consent granted under paragraphs 9 or 10 the Tenant shall not Assign, underlet, charge, part with or share possession or occupation of all or any part of the Property nor hold the Property on trust for any other person.

8.2	Within 21 days after any dealing with or transmission or devolution of the Property or any interest in it (whether or not specifically referred to in paragraphs 9 or 10) (the Transaction):

8.2.1	the Tenant shall give to the Landlord’s solicitors at that time notice in duplicate specifying the basic particulars of the Transaction and at the same time supply a certified copy of any instrument making or evidencing it, and (if appropriate) a certified copy of the relevant notice and declaration under section 38A of the 1954 Act, and pay those solicitors a registration fee of £50 or such higher sum as shall be reasonable at the time; and

8.2.2	where under the terms of any Superior Lease the Landlord is required to give notice of the Transaction to any Superior Landlord the Tenant shall supply to the Landlord such further copies of the relevant instrument and pay such further registration fees as are required by the Superior Lease.

8.3	Any Consent granted under paragraphs 8, 9 or 10:

8.3.1	shall (unless it expressly states otherwise) only be valid if the Transaction to which it relates is completed within three months after the date of the Consent; and

8.3.2	may (unless it expressly states otherwise) be withdrawn by the Landlord by notice given to the Tenant before the Transaction is completed if any of the circumstances or conditions prevailing at the time Consent was given change such that it would not then be unreasonable of the Landlord to have refused such Consent.

8.4	The Tenant and any undertenant may (after giving written notice to the Landlord containing all relevant information) share occupation of the Property with any Group Company of the Tenant or the relevant undertenant (as the case may be) on condition that the sharing shall not create any relationship of landlord and tenant and that on any occupier ceasing to be a Group Company the occupation shall immediately cease.

8.5	From time to time on written demand during the Term the Tenant shall provide the Landlord with particulars of all derivative interests of or in the Property including particulars of rents rent reviews and service and maintenance charges payable in respect of them and copies of any relevant documents and the identity of the occupiers of the Property.

9	Charging

9.1	The Tenant shall not charge part only of the Property.

9.2	The Landlord shall not unreasonably withhold or delay Consent to a legal charge of the whole of the Property.

10	Assignment

10.1	The Tenant shall not Assign part only of the Property.

10.2	The Landlord shall not unreasonably withhold or delay Consent to an Assignment of the whole of the Property.

10.3	Without restricting the scope of paragraph 10.2 the Landlord and the Tenant agree for the purposes of section 19(1A) of the 1927 Act that the Landlord may withhold Consent if the circumstances set out in paragraph 10.4 exist and/or unless the conditions set out in paragraph 10.5 are fulfilled.

10.4	The circumstances referred to in paragraph 10.3 are that:

10.4.1	the prospective assignee is a Group Company or a Connected Person (unless in the reasonable opinion of the Landlord its financial standing is equivalent to or greater than the combined financial standing of the Tenant and any then existing Guarantor); and

10.4.2	the prospective assignee is a body corporate which is not incorporated in the United Kingdom and a valid legal opinion letter acceptable to the Landlord (acting reasonably) is not provided to the Landlord;

10.4.3	the prospective assignee would be entitled to claim sovereign or diplomatic immunity or other exemption from the Tenant’s covenants under this Lease (except where the prospective assignee is the Government of the United Kingdom or any department or agency of that government); or

10.4.4	any sum due to the Landlord from the Tenant under this Lease is outstanding or the Tenant is in any other breach of the Tenant’s covenants in this Lease.

10.5	The conditions referred to in paragraph 10.3 are that:

10.5.1	the Tenant and any surety has entered into an authorised guarantee agreement within the meaning of the 1995 Act with the Landlord in such form as the Landlord may reasonably require; and

10.5.2	if the Landlord reasonably requires, a guarantor or two guarantors acceptable to the Landlord acting reasonably has guaranteed to the Landlord the due performance of the prospective assignee’s obligations in such terms as the Landlord may reasonably require, or the Landlord has been provided with a rent deposit not exceeding six months’ Annual Rent plus VAT;

10.5.3	if the Superior Landlord reasonably requires, a guarantor acceptable to the Superior Landlord acting reasonably has guaranteed to the Superior Landlord the due performance of the prospective assignee’s obligations in such terms as the Superior Landlord may reasonably require or the Superior Landlord has been provided with a rent deposit of not less than six months’ Annual Rent plus VAT;

10.5.4	where the prospective assignee is a Group Company or a Connected Person, if the Superior Landlord reasonably requires, a guarantor from the same group as, and of equivalent financial status, to the Tenant acceptable to the Superior Landlord acting reasonably has guaranteed to the Superior Landlord the due performance of the prospective assignee’s obligations in such terms as the Superior Landlord may reasonably require.

11	Legal Obligations and Necessary Consents

11.1	Except where such is the responsibility of the Landlord and save where any works are necessitated by the happening of any of the Insured Risk, the Tenant shall comply with all Legal Obligations relating to the Property.

11.2	Where the Tenant receives from an Authority any formal notice relating to the Property or the Building (whether or not the notice is of a Legal Obligation) it shall without delay send a copy to the Landlord and if requested by the Landlord and at the cost of the Landlord make or join in making such objections representations or appeals in respect of it as the Landlord may reasonably require (except those which are to the detriment of the business of the Tenant or any permitted occupier of the Property).

11.3	Where any Legal Obligation requires the carrying out of works to the Property the Tenant shall (if and to the extent required by this Lease) apply for Consent and any Necessary Consents to carry out the works and after obtaining them the Tenant shall carry out the works to the reasonable satisfaction of the Landlord.

11.4	Where the Legal Obligation requires the carrying out of works both on the Property and the Retained Property the Landlord may carry out those works (and may refuse Consent to the Tenant to carry out the part of them which affects the Property) and the Tenant shall pay to the Landlord on demand the fair and reasonable proportion of the cost of those works which relate to the Property and a fair proportion of any incidental fees and expenses.

11.5	Before doing anything at the Property which requires any Necessary Consents (and whether or not the Landlord shall have issued its Consent to that thing under the other provisions of this Lease) the Tenant shall:

11.5.1	obtain all Necessary Consents for the purpose; and

11.5.2	produce copies of all Necessary Consents to the Landlord; and

11.5.3	obtain the approval of the Landlord (which shall not be unreasonably withheld or delayed) to the Necessary Consents and the implementation of them,

provided that the Tenant shall not without Consent which shall not be unreasonably withheld or delayed make or alter any application for any Necessary Consent.

11.6	Where any Necessary Consent implemented by the Tenant or any undertenant or permitted occupier of the Property requires works to be carried out by a date subsequent to Determination, the Tenant shall procure that those works are completed before Determination.

11.7	The Tenant shall pay and satisfy any charge, levy or tax imposed under any statute or regulation and any Community Infrastructure Levy in each case in respect of any planning permission applied for or development carried out by or on behalf of the Tenant on the Property.

11.8	If the Tenant receives or is entitled to receive any statutory compensation in relation to this Lease (other than from the Landlord) and if Determination occurs otherwise than by effluxion of time, the Tenant shall upon Determination pay to the Landlord a just and equitable proportion of that compensation.

11.9	If and when called upon to do so the Tenant shall produce to the Landlord all plans documents and other evidence which the Landlord may require in order to satisfy itself that this paragraph 11 has been complied with.

12	Energy related matters

12.1	The Tenant shall free of charge provide the Landlord with a copy of any Energy Performance Certificate obtained by or on behalf of the Tenant or any undertenant in respect of the Property or the Building, with copies of all information used to prepare that Energy Performance Certificate and details of the reference number of the Energy Performance Certificate.

12.2	The Tenant shall upon request provide the Landlord with all documentation, data and information in its possession or control that is reasonably required for the Landlord to:

12.2.1	prepare an Energy Performance Certificate for the Building; and

12.2.2	comply with any Legal Obligation imposed upon the Landlord (whether in relation to energy related or environmental matters or not).

12.3	The Tenant shall upon request provide the Landlord with such details of energy consumption and equipment used for heating, ventilating, cooling and lighting in relation to the Property as are within the possession or control of the Tenant.

12.4	If the Tenant requests the Landlord to supply the Tenant with a copy of any Energy Performance Certificate held by the Landlord for the Building and the Tenant is not by law entitled to be supplied with that copy free of charge then the Tenant shall pay to the Landlord before the Landlord becomes obliged to supply it the Service Charge Percentage of the cost of preparing that Energy Performance Certificate (unless the Tenant or its predecessors in title have already done so through the Service Charge).

13	Service Media and Plant

13.1	The Tenant shall not use the Service Media or the Plant:

13.1.1	for any purpose other than that for which they are designed; or

13.1.2	so as to exceed the capacity for which they are designed (having regard where relevant to the fact that such use is to be shared with other occupiers of the Building).

13.2	The Tenant will keep clean and free from obstruction all Service Media in the Property.

14	Overloading and Damage

14.1	The Tenant shall not overload any part of the Property or the Building.

14.2	The Tenant shall not install in the Property any machinery other than normal light and quiet office machinery and shall keep all such machinery in good condition.

14.3	The Tenant shall not damage or obstruct any part of the Building or any accesses to it.

14.4	The Tenant shall not keep produce or use any Hazardous Material on the Property without Consent nor (whether or not Consent is given) cause any Environmental Damage.

14.5	Any request by the Tenant for Consent under paragraph 14.4 shall be in writing and shall be accompanied by:

14.5.1	all information required to demonstrate to the reasonable satisfaction of the Landlord that any such Hazardous Material is necessary to the business of the Tenant and will be kept produced or used in such manner as to comply with all Legal Obligations applicable to such Hazardous Material and to prevent Environmental Damage; and

14.5.2	all relevant information regarding compliance with any relevant Legal Obligations (such information to include without limitation copies of applications for Necessary Consents relating to any manufacturing processes waste treatments recycling storage or disposal practices).

14.6	The Tenant shall forthwith notify the Landlord in writing of any change in the facts and circumstances assumed or reported in any application for or granting of Consent or any Necessary Consent relating to any Hazardous Material kept produced or used on the Property.

14.7	The Tenant shall indemnify the Landlord against all proper losses claims or demands in respect of any Environmental Damage arising out of the use or occupation of the Property or the state of repair of the Property where such state of repair is the responsibility of the Tenant under this Lease.

15	Rights and Easements

15.1	The Tenant shall not grant to any third party any rights of any nature over the Property (except as permitted under paragraphs 8 to 10).

15.2	The Tenant shall preserve all easements and rights currently enjoyed by the Property and in particular (without limitation) will not obstruct any of the windows of the Property.

15.3	The Tenant shall not do or omit to do anything whereby any right of prescription may arise against the Landlord.

16	Regulations

16.1	The Tenant shall comply with the Regulations and shall procure that all occupiers of and visitors to the Property comply with them Provided That where this is conflict between the Regulations and the terms of this Lease then the terms of this Lease shall prevail.

17	Entry by Landlord

17.1	Subject to the terms of schedule 3 the Tenant shall permit the Landlord and those authorised by it at all times to enter (and remain unobstructed on) the Property for the purpose of exercising the Reservations.

17.2	The Tenant shall keep the Landlord informed of the names addresses and telephone numbers of at least two persons who have keys to the Property.

18	Costs

18.1	The Tenant shall pay to the Landlord on demand on a full indemnity basis all proper costs expenses losses and liabilities properly incurred by the Landlord as a result of or in connection with (and in the case of costs properly incurred under paragraph 18.1.2, such costs etc shall be reasonable):

18.1.1	any breach by the Tenant of any of its covenants or obligations in this Lease and/or the enforcement or attempted enforcement of those covenants and obligations by the Landlord; and

18.1.2	any application for Consent under this Lease whether or not that Consent is refused or the application is withdrawn but not where a court determines that the same has been unreasonably withheld or delayed or proffered subject to an unreasonable condition; and

18.1.3	the occurrence of any Event of Default or the preparation and service of any notice under section 146 or 147 Law of Property Act 1925 notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court; and

18.1.4	the preparation and service of any notice under clause 5.4 or any schedule of dilapidations served during the Term or within three months after Determination; but relating in all cases to works of repair in breach of the Tenant’s covenants that occurred no later than the expiration or sooner determination of the Term; and

18.1.5	the closure or determination of the registered title to this Lease.

18.2	If any payment which falls to be made by the Tenant to the Landlord under this Lease by way of indemnity or on an indemnity basis (initial indemnity payment) is taxable in the Landlord’s hands the sum payable shall be increased so that after payment of tax on it the Landlord retains a net sum equal to the initial indemnity payment.

18.3	The Tenant shall pay on the grant of this Lease the proper charges (including disbursements and VAT) of the Superior Landlord and its solicitors relating to any approvals required from any Superior Landlord in respect of alterations under paragraph 6 of this schedule 7.

19	Title Matters

19.1	The Tenant shall observe and perform all covenants in respect of the Property arising from the Title Matters so far as they affect the Property and are still subsisting and capable of being enforced.

19.2	The Tenant shall observe and perform all the covenants on the part of the lessee contained in the Superior Lease (except the covenants to pay the rent reserved by it and for insurance) in so far as they relate to or concern the Property and are not modified by this Lease.

20	Registration of Lease at Land Registry

20.1	The Tenant shall:

20.1.1	promptly apply to the Land Registry for registration of this Lease; and

20.1.2	within one month after completion of that registration supply to the Landlord’s solicitors official copies of the register and title plan issued by the Land Registry.

20.2	The Landlord shall not be liable to the Tenant for any loss or damage suffered by the Tenant or any costs incurred as a result of the Tenant’s failure to register this Lease or any of the Rights at the Land Registry.

21	VAT

21.1	If any sum is due from the Tenant to the Landlord under this Lease the Tenant shall also pay to the Landlord a sum equal to the amount of VAT chargeable by the Landlord on that sum at the same time as the sum is due.

21.2	If a supply is made to the Tenant for VAT purposes pursuant to this Lease the Tenant shall pay to the Landlord a sum equal to the amount of VAT chargeable by the Landlord on that supply at the same time as the supply is made.

21.3	If any sum is due from the Tenant to the Landlord under this Lease by way of reimbursement for any cost, fee or expense or by way of indemnity, the amount to be reimbursed shall include any input VAT to the Landlord except to the extent that the Landlord is entitled to recover that input VAT from HM Revenue & Customs, whether by credit or repayment.

21.4	Where the Landlord has made an option to tax under Part 1 of Schedule 10 to the VAT Act in relation to the Property, the Tenant shall:

21.4.1	as soon as reasonably practicable following written request by the Landlord from time to time provide the Landlord with such information, supporting evidence and assistance as the Landlord shall reasonably require in order to enable the Landlord to determine, and where necessary to agree with HM Revenue and Customs, whether any supplies which the Landlord may make under or in connection with this Lease are or are not taxable supplies for VAT purposes; and

21.4.2	forthwith notify the Landlord if any information provided by the Tenant under paragraph 21.4.1 is or becomes incorrect, or is likely to become incorrect such that the status for VAT purposes of supplies made by the Landlord under or in connection with this Lease changes or might change or such that the Landlord proves to have treated those supplies incorrectly for VAT purposes, and supply such information, supporting evidence and assistance as the Landlord shall reasonably require in order to enable the Landlord to determine, and where necessary to agree with HM Revenue and Customs, the correct status of such supplies for VAT purposes.

21.5	The Tenant shall on demand pay and indemnify the Landlord (which in this paragraph shall include any company which is a member of the same VAT group as the Landlord) against:

21.5.1	any input VAT which is irrecoverable by the Landlord or which the Landlord is required to pay or repay to HM Revenue and Customs as a result of the Tenant or a person connected with the Tenant not being a taxable person for VAT purposes or using or occupying the Property (or intending to do so) for making supplies which are not wholly or in sufficient part taxable supplies for VAT purposes, or for purposes which are not eligible purposes within the meaning of the VAT Act; and

21.5.2	all interest and penalties costs and expenses suffered or incurred by the Landlord as a result of the matters referred to in paragraph 21.5.1.

Schedule 8

Landlord’s Covenants

1	Quiet Enjoyment

1.1	If the Tenant observes and performs the Tenant’s covenants and obligations in this Lease the Tenant may peaceably hold and enjoy the Property during the Term without any lawful interruption or disturbance from or by the Landlord or any person claiming through under or in trust for the Landlord.

2	Superior Lease

2.1	The Landlord shall pay the rent reserved by the Superior Lease as and when it falls due and will observe and perform its covenants in the Superior Lease (except insofar as the Tenant covenants so to do under this Lease) but this covenant shall be by way of indemnity only for the Tenant.

3	Provision of Services

3.1	The Landlord shall provide the Basic Services and such of the Additional Services as the Landlord from time to time reasonably considers appropriate in accordance with the principles of good estate management in an efficient and cost effective manner.

3.2	Notwithstanding paragraph 3.1 the Landlord shall not be obliged to provide the Services where:

3.2.1	it is prevented from doing so by circumstances beyond its control including without limitation temporary breakdown, damage, the need for inspection or repair, shortage of fuel, equipment or materials and inclement weather; or

3.2.2	the Service cannot reasonably be provided as a result of works of alteration inspection or repair or any other works being carried out at the Building,

but in the circumstances set out in paragraphs 3.2.1 or 3.2.2 the Landlord shall restore the Service as soon as reasonably practicable.

3.3	Notwithstanding paragraph 3.1 the Landlord shall not be liable for failure to provide the Services listed in paragraph 1.1.1 of schedule 9 until a reasonable time after the relevant want of repair, decoration maintenance or renewal has been notified to it in writing.

3.4	The Landlord shall not be obliged to take any steps to ascertain whether any corrosion to the steel structure of the Building exists or to remedy the same if any is discovered.

Schedule 9

Services and Service Charge

1	Basic Services

1.1	The Basic Services are:

1.1.1	the repair decoration inspection testing maintenance and renewal of the Retained Property;

1.1.2	the cleaning of the Common Parts and the exterior of the Building including the exterior of all windows;

1.1.3	the provision of lighting to the Common Parts when required;

1.1.4	the provision of heating to the Building when required;

1.1.5	the provision of air-conditioning to the Building;

1.1.6	the provision of hot and cold water to any hot or cold taps in the Common Parts;

1.1.7	the provision of towels, soap and other requisites to any lavatories in the Common Parts;

1.1.8	the provision of all proper equipment to any kitchen in the Common Parts;

1.1.9	the provision and operation in the Common Parts of such fire prevention fire fighting and fire alarm equipment and signs as may be required by any Authority or by the Insurers;

1.1.10	the provision and operation of the Signboard;

1.1.11	the provision of refuse bins and the operation of a refuse collection service for the Building;

1.1.12	the provision and operation of a security patrol and/or security observation system and/or other security equipment for the Building;

1.1.13	the provision of lifts within the Building and for the inspection testing and maintenance of them.

2	Additional Services

2.1	The Additional Services are:

2.1.1	the provision and operation of any Plant not included within the Basic Services;

2.1.2	the provision either permanently or at times which the Landlord reasonably considers appropriate of pictures floral displays flags decorative lights and other decorations in the Common Parts;

2.1.3	the provision and maintenance of appropriate or useful Signs or notices in the Common Parts or visible from the Common Parts or from outside the Building;

2.1.4	the provision of any other services which the Landlord from time to time reasonably considers appropriate having regard to the principles of good estate management and are for the benefit of the tenants and occupiers of the Lettable Areas as a class.

3	Service Costs

3.1	The Service Costs are all reasonable and proper costs and expenses incurred by the Landlord in the operation and management of the Building and the provision of services to it including without limitation:

3.1.1	the cost of providing the Services;

3.1.2	the cost of providing to the Retained Property any service which had it been provided to the Common Parts could have constituted one of the Services;

3.1.3	the cost of all fuel or other energy sources for the Plant and/or the Retained Property;

3.1.4	the cost of all electricity provided to the Property in accordance with paragraph 4, schedule 7;

3.1.5	any costs which the Landlord may be required to pay to the Superior Landlord as a contribution to the cost of repair, decoration, inspecting, testing, maintenance or renewal of any areas or structures used in common with other parties;

3.1.6	the Outgoings of the Retained Property;

3.1.7	the cost of preparing submitting and settling any insurance claims relating to the Building;

3.1.8	the cost of employing or retaining the Managing Agents for the Building Provided That such sum shall not exceed 10% of the Total Service Costs;

3.1.9	the cost of employing or retaining staff to provide the Services including all incidental expenditure relating to that employment which without limitation shall include expenditure on statutory pensions insurance health welfare industrial training levies redundancy clothing tools machinery equipment and vehicles which in each case the Landlord reasonably considers are required for the proper performance by the staff in question of their duties;

3.1.10	the cost of complying with, making representations against or otherwise contesting the incidence of any Legal Obligation or prospective Legal Obligation which will or may affect the Building save to the extent that the same is wholly the responsibility of any lawful occupier of the Building other than the Landlord;

3.1.11	the cost of leasing any item required in connection with the Services;

3.1.12	the cost of enforcing the provisions in the Superior Lease against the Superior Landlord and the Regulations against occupiers of the Building;

3.1.13	the cost of calculating the Service Charge for each tenant and the preparation and issue of certificates accounts and audits in respect of the Service Charge;

3.1.14	all professional charges fees and expenses payable by the Landlord in respect of any of the Services or the Service Costs;

3.1.15	during any period for which the Landlord does not employ an independent Managing Agent to manage the Building a sum retainable by the Landlord equal to the reasonable and proper charges which a firm of surveyors based in central London might reasonably be expected to make for managing the Building provided that such sum shall not exceed 10% of the Total Service Costs;

3.1.16	all Value Added Tax payable by the Landlord in respect of the Service Costs insofar as it is not recoverable by the Landlord as an input; and

3.1.17	the gross cost to the Landlord by way of interest commission banking charges commitment fees or otherwise of borrowing any necessary sums in respect of the Service Costs.

3.2	The Service Charge shall not include:

3.2.1	Any capital expenditure incurred prior to the date of this Lease for the installation or establishment of any of the Services; or

3.2.2	Any liability or expense for which the Tenant is individually responsible under the terms of this Lease or for which other tenants or occupiers of the Building are individually responsible including vacant and unlet Lettable Areas; or

3.2.3	the cost of making good damage or destruction to the Building following damage or destruction by an Insured Risk; or

3.2.4	any expenditure covered by any policy or policies of insurance effected by the Landlord to cover loss of Service Charge following damage or destruction to the Building; or

3.2.5	any costs of the Landlord incurred in relation to the review of rents of any Lettable Area (and the collection of the rents and other sums due in respect of any Lettable Area); or

3.2.6	any costs of the Landlord in the letting or re-letting of any Lettable Area; or

3.2.7	the cost of any refurbishment of the Building or any part thereof or any extensions or additions thereto save for those works carried out in the course of repair; or

3.2.8	while EC English London Limited only is the Tenant, the cost of repairs to the external structure of the Building (which includes, but is not limited to the steel structure) caused by corrosion of the steel structure of the Building caused by water ingress due to cracks either new or repaired prior to the Term Commencement Date.

4	Calculation and Payment of Service Charge

4.1	The Landlord will notify the Tenant before or during any Service Charge Period of the Estimated Service Charge payable by the Tenant during that Service Charge Period.

4.2	The Tenant shall pay the Estimated Service Charge by four equal quarterly instalments on the Quarter Days.

4.3	The Landlord acting reasonably may revise the Estimated Service Charge having regard to the anticipated Total Service Costs for the relevant Service Charge Period and the Tenant shall pay to the Landlord any additional Estimated Service Charge which may become due as a result within seven days of demand.

4.4	As soon as practicable after each Service Charge Account Date the Landlord will supply the Tenant with a Service Charge Statement showing:

4.4.1	the Total Service Costs for the Service Charge Period; and

4.4.2	the Service Charge for the Service Charge Period.

4.5	If the Service Charge exceeds the Estimated Service Charge the Tenant shall pay the excess to the Landlord within seven days of receipt of the Service Charge Statement.

4.6	If the Service Charge is less than the Estimated Service Charge then the shortfall shall be set off against any other moneys due from the Tenant to the Landlord under this Lease and any balance shall be credited against the next payment of Estimated Service Charge or (following Determination) paid to the Tenant.

4.7	For a period of six months after delivery of the Service Charge Statement the Landlord will make available any receipts or invoices evidencing expenditure of the Total Service Costs for inspection by the Tenant at the offices of the Landlord or the Managing Agent during normal business hours by appointment.

4.8	The Tenant, may, within six months after delivery of the Service Charge Statement, by written notice to the Landlord, challenge the Service Charge Certificate on the grounds that it contains an error or errors. Any such challenge shall give details of the alleged errors. The Tenant shall not be entitled to dispute the correctness of the Service Charge Statement except in respect of errors notified within that month.

4.9	If the Landlord whether by itself or through its Managing Agent receives any commission or other benefits for effecting or maintaining the Services it shall not be obliged to pass the benefit of them onto the Tenant.

5	Costs of out of hours air-conditioning and other Services

If air-conditioning or any other Service is provided to the Property at the request of the Tenant outside the hours when it is normally provided as part of the Services the Tenant shall pay in addition to the Service Charge the full cost of provision of that out of hours Service or a proportion thereof if other occupiers of the Lettable Areas occupy the Lettable Areas outside the hours it is normally provided at such times as may reasonably be demanded by the Landlord.

6	General provisions about the Service Charge

6.1	If the Landlord reasonably so determines the Service Charge Percentage shall be varied to such figure as the Landlord may reasonably specify in writing having regard to the previous method of calculation of such figure and to the fact that if all Lettable Areas are let the Landlord shall be able to recover from its lessees the whole of the Total Service Costs.

6.2	The Landlord may add to vary or discontinue any of the Services where the Landlord considers it appropriate to do so having regard to the principles of good estate management.

6.3	For the purposes of the Services and Service Charge something which would otherwise be a Common Part does not cease to be so merely because exclusive rights are granted over it to the Tenant or another lessee or occupier of the Building, unless the Tenant or that lessee or occupier has entered into an obligation to the Landlord to maintain it.

6.4	Failure by the Landlord to include a Service Cost in the Service Charge Statement for any Service Charge Period shall not preclude the Landlord from including that Service Cost in the Service Charge Statement for any later Service Charge Period.

6.5	This schedule shall continue to apply notwithstanding Determination but only in respect of the period down to such Determination, the Service Charge for that Service Charge Period being apportioned on a daily basis.

7	Service Charge Cap

7.1	In the event that the Landlord (here meaning Learning Tree International Limited only) vacates the Building and becomes an absentee landlord, the Service Charge payable by the Tenant during each Service Charge Period shall not exceed £10.50 per square foot (Cap) (plus Value Added Tax) per annum and pro-rata part thereof for the Service Charge Period current as at the date the Landlord (here meaning Learning Tree International Limited only) vacates the Building (but for the avoidance of doubt the Cap shall not apply to the costs of any electricity or gas incurred in relation to the Services) and for each subsequent Service Charge Period or pro-rata part thereof shall not exceed the sum produced by the following formula:

A - B
x Cap (plus Value Added Tax)

B

Where A is the Retail Price Index published in the month immediately preceding the Landlord vacating and B is the Retail Price Index published in the month in which this Lease was granted provided that the maximum liability of the Tenant for the Service Charge in any Service Charge Period shall never be less than the Cap (plus Value Added Tax) (apportioned pro-rata in respect of the Service Charge Period current at the date of this Lease and for the Service Charge Period in which the Landlord vacates).

If the Retail Price Index shall cease to be published or its base shall be changed or for any reason it is impossible or impracticable to implement the provisions of paragraph 7.1 there shall be substituted such other provisions for limiting any increase in the Service Charge for such years (being as equivalent as may be to the provisions of paragraph 7.1) as shall be agreed and in default of agreement shall be determined by an arbitrator to be appointed by the President.

Original

EXECUTED as a DEED	)
by LEARNING TREE INTERNATIONAL LIMITED	)
acting by:	)

/s/ R. Chappell
Director

/s/ R. J. Harvey
Director/Secretary

Counterpart

EXECUTED as a DEED	)
by EC ENGLISH LONDON LIMITED	)
acting by:	)

/s/ A. Mizzi
Director

/s/ A. Mangion
Director/Secretary